EXHIBIT 5.1
OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE llp 1000 MARSH ROAD MENLO PARK, CA 94025 tel 650-614-7400 fax 650-614-7401 WWW.ORRICK.COM
June 14, 2007
Foundry Networks, Inc.
4980 Great America Parkway
Santa Clara, CA 95054

Re:	Foundry Networks, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by you with the Securities and Exchange Commission (the “Commission”) on or about June 14, 2007 in connection with the registration under the Securities Act of 1933, as amended, of a total of 26,000,000 shares of your Common Stock (the “Common Shares”) reserved for issuance under the Foundry Networks, Inc. 2006 Stock Incentive Plan (the “Plan”).
     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.
     Based on such examination, we are of the opinion that the Common Shares, when issued and sold as described in the Registration Statement, after payment therefore in the manner provided in the Plan and the Registration Statement, will be legally issued, fully paid and nonassessable.
     In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the Plan, (iii) the Company receives the full consideration for the Shares as stated in the applicable Plan, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock, and (v) all applicable securities laws are complied with.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
     Very truly yours,
     /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP